Exhibit 5.1

TOP Ships Inc.

1 Vas. Sofias and Meg. Alexandrou Street

15124 Maroussi

Greece

Our reference: 32408.50008/80836698v2

August 30, 2022

Re: TOP Ships Inc.

Ladies and Gentlemen:

We have acted as counsel to TOP Ships Inc., in connection with the preparation of the Company’s registration statement on Form F-3 (File No. 333- , as amended or supplemented from time to time, the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and offering by the Company of an aggregate of $200,000,000 of the Company’s securities, including shares of the Company’s common stock, par value $0.01 per share (“Common Shares”), shares of the Company’s preferred stock, par value $0.01 per share (“Preferred Shares”), preferred stock purchase rights (“Preferred Stock Purchase Rights”), debt securities of the Company (“Debt Securities”), warrants to purchase the Company’s securities (“Warrants”), purchase contracts to purchase the Company’s securities (“Purchase Contracts”), rights to purchase the Company’s securities (“Rights”), depositary shares of the Company (“Depositary Shares”), and units comprised of any of the foregoing securities (“Units”), along with up to 4,374,000 Common Shares underlying previously-issued Pre-Funded Warrants (the “Pre-Funded Warrants”) of the Company (the “Warrant Shares” and, collectively with the Common Shares, Preferred Shares, Preferred Stock Purchase Rights, Debt Securities, Warrants, Purchase Contracts, Rights, Depositary Shares and Units, the “Securities”).

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement and the prospectus included therein (the “Prospectus”);

(ii)	the Stockholders Rights Agreement with Computershare Trust Company, N.A., as Rights Agent, as of September 22, 2016 (the “Rights Agreement”), relating to the Preferred Stock Purchase Rights;

(iii)	the Pre-Funded Warrants;

(iv)	the Company’s third amended and restated articles of incorporation (as amended to date, the “Articles”) and the amended and restated bylaws of the Company (as amended to date); and

(v)	such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company, as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

In such examination, we have assumed (a) the legal competence or capacity of persons or entities (other than the Company) to complete the execution of documents, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinions set forth herein are true, correct and complete, and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Company and of public officials, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

This opinion letter is limited to Marshall Islands and New York law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

1.	the Securities have been duly authorized, and when the Securities are issued, sold and paid for as contemplated in the Prospectus or any supplement thereto (and, with respect to the Preferred Stock Purchase Rights, in accordance with the terms of the Rights Agreement), will be validly issued; and

2.	the Securities consisting of Common Shares, Preferred Shares and Warrant Shares, including any Common Shares or Preferred Shares issuable on conversion, exercise or exchange of other Securities or as part of a Unit, when issued, sold and paid for as contemplated in the Prospectus or any supplement thereto (and, with respect to the Warrant Shares, in accordance with the terms of the Pre-Funded Warrants), will be validly issued, fully paid and non-assessable.

Furthermore, based upon and subject to the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that under the laws of the State of New York: (i) the Preferred Stock Purchase Rights, when issued in accordance with the terms of the Rights Agreement, will constitute valid and legally binding obligations of the Company; and (ii) the Debt Securities issued pursuant to an indenture substantially in the form examined by us, the Warrants, the Purchase Contracts, the Rights, the Depositary Shares issued pursuant to a deposit agreement between the Company and a depositary (the “Deposit Agreement”), and the Units, upon due execution and delivery as contemplated in the Prospectus or any supplement thereto, will constitute valid and legally binding obligations of the Company and, in the case of Debt Securities, will be entitled to the benefits provided by the applicable indenture and, in the case of the Depositary Shares, will be validly issued and entitled to the rights to be provided by the applicable Deposit Agreement.

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement, and the references to our firm in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP